Exhibit 10.19

Loan Guarantee Agreement

Lender (Party A): Sancaijia Technology Co., Ltd.

Social Credit No:

Address: Room 403, Sancai building, No. 6, Fengcheng Second Road, Economic Development Zone, Xi'an, Shaanxi

Borrower (Party B): Houlaicun Commercial Operation Management (Xi'an) Co., Ltd.

Social Credit No:

Address: No. 1D301-0924, XieTong building, No. 12, Gaoxin Second Road, High Tech Zone, Xi'an, Shaanxi

Guarantor (Party C): Shaanxi Xiaoying Financing Guarantee Co., Ltd.

Social Credit No:

Address: Room B16, phase 1, Business center, No. 1 Chanba Avenue, Baqiao District, Xi'an, Shaanxi Province

In accordance with the “Contract Law of the People's Republic of China”, the “Guarantee Law of the People's Republic of China”, the “General Principles of the Civil Law of the People's Republic of China” and other provisions, and in line with the principle of equality, openness, good faith, consensus through consultation, in order to clarify responsibilities and honor their commitments, the parties signed this Agreement.

Part I Loan terms

Article 1. Purpose of loan: the loan under this Agreement must be used legally.

Article 2. Loan amount: the loan amount is RMB twenty million yuan (in words) only, in figures: RMB 20,000,000.00 (in case of inconsistency between words and figures, the words shall prevail, the same for below).

Article 3. Loan interest: 3% per year.

1.	In case of prepayment by Party B, the loan interest shall be calculated based on the actual number of days that the loan is used, and any prepayment shall be negotiated and agreed by Party B and Party A.

2.	If Party B delays in repaying the loan for more than 10 days, a late fee of 0.05% will be charged for each day of delay.

Article 4. Loan term: the loan is from October 8, 2021 to December 31, 2021.

Article 5: The bank account designated by Party B is:

Account Name:

Account No.:

Bank of deposit:

Article 6. Repayment method: All principle shall be repaid when the loan is due, to the bank account designated by Party A.

1 / 3

Article 7. In the case of any of the following circumstances, the lender has the right to require the borrower at any time to repay part or all of the principal and interest of the loan:

1.	The borrower uses the borrowed money for illegal activities;

2.	The collateral is damaged or lost and is therefore is insufficient to cover the purpose of guarantee under this agreement, and the borrower and guarantor are unable to provide other guarantees to the lenders satisfaction.

Article 8. Rights and obligations of the borrower:

1.	Truthfully and in a timely manner provide relevant certificates and other document required, and accept the supervision and inspection of the lender;

2.	Guarantee that the loan will not be used for illegal activities;

3.	Draw down the loan in accordance with the provisions of this Agreement and repay the loan principal and interest on time.

Article 9. Rights and obligations of the Lender

1.	Make the loans to the borrower according to the Agreement;

2.	Has the right to collect the loan principal and interest in accordance with the provisions of this Agreement, and has the right to exercise the security in accordance with the provisions.

Part II Guarantee terms

Article 10. Guarantor: in order to ensure the borrower's proper performance of its repayment obligations, the guarantor guarantees to the lender all the property it owns and the lender has the right to dispose of this as the security for the loan.

The guarantor guarantees that the self-owned property guaranteed meets the guarantee conditions and agrees to be bound by this Agreement. The guarantee undertaken by the guarantor is a unlimited jointly liability guarantee, that is, a guarantee for the full principal and interest.

Article 11. Scope of guarantee: the loan principal, interest, overdue interest, liquidation costs and all expenses of the lender to realize its creditor's rights (including legal fees and lawyer's fees) under this Agreement.

If the borrower fails to perform its repayment obligations in accordance with the Agreement, whether the lender has other guarantees for the creditor's rights under the Agreement or not, the lender has the right to directly require the guarantor to bear the guarantee liability.

Part III Liability for breach of contract and other agreements

2 / 3

Article 12. Liability for breach of Agreement.: the following circumstances constitute a breach of Agreement, and the breaching party shall bear the liability for any breach of the Agreement.

1.	If the certificates and/or any other documents provided by the borrower are false or illegal, the lender may require the borrower to repay all the loans and corresponding interests immediately, and may exercise other security rights over the guaranteed collateral under this Agreement.

2.	If the guarantor causes losses to the lender due to concealing that the collateral is jointly owned, disputed, sealed up, otherwise guaranteed or leased, the guarantor shall be liable for compensation to the lender.

Article 13. Dispute resolution: disputes arising from the performance of this Agreement shall be settled by all parties through negotiation. If the negotiation fails, a lawsuit may be filed with the People's court where Party A (the lender) is located.

Article 14 effective change, dissolution and termination

1.	Before signing this Agreement, all parties to the Agreement have fully understood and accepted the contents of this Agreement. The Agreement shall come into force after being signed by all parties;

2.	The Agreement shall be terminated after the principal, interest and relevant expenses of the loan under the Agreement are fully paid off;

3.	If the Agreement needs to be changed or terminated, the parties shall reach a written agreement jointly through negotiation.

Party A (lender): Sancaijia Technology Co., Ltd. (sealed)

Legal representative: Wen, Ning (signed)

Party B (borrower): Houlaicun Commercial Operation Management (Xi'an) Co., Ltd. (sealed)

Legal representative: Li,HuiQiao (signed)

Party C (guarantor): Shaanxi Xiaoying Financing Guarantee Co., Ltd. (sealed)

Legal representative: Gao,XiangDong

Date: October 8, 2021

3 / 3